PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED SEPTEMBER 8, 2000                 REGISTRATION NO. 333-38782


                                  $720,000,000

                       VITESSE SEMICONDUCTOR CORPORATION
               4.00% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005
                       AND THE COMMON STOCK ISSUABLE UPON
                          CONVERSION OF THE DEBENTURES


     This prospectus supplement relates to the resale by the selling securityholders of 4.00% convertible subordinated debentures due 2005 of Vitesse Semiconductor Corporation and the common stock issuable upon conversion of the debentures.

     This prospectus supplement should be read in conjunction with the prospectus dated September 8, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.


                                Principal amount of
                                debentures                             Number of shares
                                beneficially owned    Percentage of    of common stock     Percentage of
                                that may be sold      debentures       that may be sold    common stock
Name                            hereby                outstanding      hereby(1)           outstanding(2)
Federated Equity Income            57,000,000              8%               508,078                **
Fund, Inc.
Hull Overseas, Ltd.                   250,000              **                 2,228                **
Merrill Lynch Pierce,                 250,000              **                 2,228                **
Fenner and Smith, Inc.
Morgan Stanley & Co.                  300,000              **                 2,674                **
Salomon Smith Barney Inc.             170,000              **                 1,515                **
Fidelity Management Trust             530,000              **                 4,724                **
Company on behalf of
accounts managed by it(3)
------------------------

**Less than 1%

(1) Assumes conversion of all of the holders's debentures at a conversion price of $112.1875 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Debentures-Conversion." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on Rule 13d-3 under the Exchange Act using 179,618,298 shares of common stock outstanding as of July 31, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

(3) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly owned subsidiary of FMR and a bank as defined in
     Section 3(a)(6) of the Securities Exchange Act of 1934, as amended.


                         ------------------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
                 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         ------------------------------

          The date of this Prospectus Supplement is October 24, 2000.